Exhibit 99.1

Hayes Lemmerz Reports 4.0% Sales Gain for Fiscal Quarter Ended
April 30, 2005 Due to Strong International Demand

Company Improved Liquidity During Quarter

NORTHVILLE, Mich., June 8, 2005 — Hayes Lemmerz International, Inc. (Nasdaq: HAYZ) today reported that sales for the fiscal first quarter ended April 30, 2005 rose 4.0 percent to $618.0 million, compared with $594.0 million a year earlier. Earnings from operations for the fiscal first quarter were $14.8 million, down from $28.2 million a year earlier. For the quarter, the Company reported a net loss of $7.7 million, compared with a year earlier profit of $1.1 million.

“Despite reduced volume in the U.S., we had strong growth in our international business – particularly in Europe where we have become the number one automotive steel and aluminum wheel supplier to Toyota, and the number one aluminum wheel supplier to Honda and Nissan/Renault — which fueled our increased sales in the quarter,” said Curtis Clawson, President, CEO and Chairman of the Board. “Our international diversification continues to pay dividends, as international sales rose 19.9 percent to $325.6 million compared to $271.5 million a year earlier, and accounted for 53 percent of our total sales in the recent quarter compared with 46 percent a year earlier.”

“Hayes Lemmerz is also benefiting from its continued investment in serving the global medium and heavy duty truck markets. First quarter sales of steel wheels for commercial vehicles rose about 6 percent in both North America and international markets,” Mr. Clawson said.

“Sales during the quarter were also helped by partial recovery of increased steel prices and favorable currency exchange rates,” he said.

“Unfortunately, production requirements from some U.S. auto producers were down 10 percent in the fiscal first quarter from the same period a year ago, reflecting sharply decreased demand for larger vehicles, which happen to be key platforms for Hayes Lemmerz,” said Mr. Clawson.

“There’s no denying that this is a difficult time for automotive components manufacturers, but the steps we have taken in the past few years to reduce operating costs, diversify geographically, and focus on meeting customer needs have all contributed to our current results, which I consider exemplary given market conditions,” Mr. Clawson said. “We have negotiated contracts with steel suppliers to stabilize the rapidly rising steel prices we had faced in earlier quarters, and negotiated acceptable recovery from customers to help mitigate higher raw materials prices. “

“The Company also completed a number of recent initiatives to improve its overall liquidity,” Mr. Clawson added. In April 2005, the Company completed a new $150 million second-lien term loan from which approximately $70 million of proceeds were used to repay a portion of the existing first-lien term loan and $75 million was made available for general corporate purposes. In May 2005, the Company amended its $75 million domestic accounts receivable securitization program to mitigate the impact of some U.S. customers’ credit rating downgrades on program availability. As of April 30, 2005, the Company had $42 million of cash and available borrowing capacity of approximately $82 million under its revolving credit facility. Net debt as of April 30, 2005 was $677.4 million and debt amortization requirements for the remainder of fiscal 2005 and fiscal 2006 total approximately $28 million.

The Company also confirmed its earnings guidance and outlook for 2005. The Company expects total revenue to be approximately $2.3 billion to $2.4 billion and Adjusted EBITDA(1) to be approximately $220 million to $235 million, while free cash flow is expected to be negative – the latter category downgraded from “slightly negative” due to the impact of reduced availability of the receivables securitization program to finance receivables of some U.S. customers for the remainder of 2005.

Hayes Lemmerz will host a telephone conference call to discuss the Company’s fiscal year 2005 first quarter financial results today at 9:30 a.m. (ET). To participate by phone, please dial 10 minutes prior to the call: (800) 399-3882 from the United States and Canada or (706) 643-7483 from outside the United States. Callers should ask to be connected to the Hayes Lemmerz earnings conference call, Conference ID# 6313982. The conference call will be accompanied by a slide presentation, which can be accessed that morning through the Company’s web site, in the Investor Kit presentations section at http://www.hayes-lemmerz.com/investor_kit/html/presentations.html.

A replay of the call will be available from 11:00 a.m. (ET), June 8, 2005 until 11:59 p.m. (ET), June 15, 2005, by calling (800) 642-1687 (within the United States and Canada) or (706) 645-9291 (for international calls). Please refer to Conference ID#6313982. An audio replay of the call is expected to be available on the Company’s website beginning 48 hours after completion of the call.

Hayes Lemmerz International, Inc. is a leading global supplier of automotive and commercial highway wheels, brakes, powertrain, suspension, structural and other lightweight components. The Company has 42 facilities and has approximately 11,000 employees worldwide.

(1) EBITDA, a measure used by management to measure operating performance, is defined as earnings from operations plus depreciation and amortization. Adjusted EBITDA is defined as EBITDA further adjusted to exclude: (i) asset impairment losses and other restructuring charges; (ii) reorganization items; and (iii) other items. Management references these non-GAAP financial measures frequently in its decision making because they provide supplemental information that facilitates internal comparisons to historical operating performance of prior periods and external comparisons to competitors’ historical operating performance. Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to earnings from operations as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Because not all companies use identical calculations, these presentations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Institutional investors generally look to Adjusted EBITDA in measuring performance, among other things. The Company uses Adjusted EBITDA to facilitate quantification of planned business activities and enhance subsequent follow-up with comparisons of actual to planned Adjusted EBITDA. The Company is disclosing these non-GAAP financial measures in order to provide transparency to investors.

This press release includes forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which represent the Company’s expectations and beliefs concerning future events that involve risks and uncertainties which could cause actual results to differ materially from those currently anticipated. All statements other than statements of historical facts included in this release are forward looking statements. Factors that could cause actual results to differ materially from those expressed or implied in such forward looking statements include the factors set forth in our periodic reports filed with the SEC. Consequently, all of the forward looking statements made in this press release are qualified by these and other factors, risks, and uncertainties.

Contact: Marika P. Diamond, 734.737.5162

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in millions, except per share amounts)
Unaudited

	Three Months Ended	Three Months Ended
	April 30, 2005	April 30, 2004
Net sales	$618.0	$594.0
Cost of goods sold	555.8	519.7

Gross profit	62.2	74.3

Marketing, general, and administrative	43.8	43.1
Asset impairments and other restructuring charges	0.8	2.4
Other expense, net	2.8	0.6

Earnings from operations	14.8	28.2

Interest expense, net	14.7	9.5
Other non-operating expense	0.2	—
Loss on early extinguishment of debt	—	12.2

Earnings (loss) before taxes on income, minority interest, and cumulative effect of change in accounting principle	(0.1)	6.5
Income tax expense	5.0	5.8

Earnings (loss) before minority interest and cumulative effect of change in accounting principle	(5.1)	0.7
Minority interest	2.6	2.2

Loss before cumulative effect of change in accounting principle	(7.7)	(1.5)

Cumulative effect of change in accounting principle, net of tax of $0.8	—	(2.6)

Net income (loss)	$(7.7)	$1.1

Basic and diluted:
Loss before cumulative effect of change in accounting principle	$(0.20)	$(0.04)
Cumulative effect of change in accounting principle, net of tax of $0.8	—	(0.07)

Net income (loss)	$(0.20)	$0.03

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
Unaudited

	April 30, 2005	January 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$42.2	$35.2
Receivables	272.8	241.4
Other Receivables	126.7	77.0
Inventories	233.6	212.6
Prepaid expenses and other current assets	28.2	29.3

Total current assets	703.5	595.5

Property, plant, and equipment, net	989.9	1,000.3
Goodwill	410.6	417.9
Intangible assets, net	229.3	233.3
Other assets	62.1	55.0

Total assets	$2,395.4	$2,302.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Bank borrowings and other notes	$0.4	$0.6
Current portion of long-term debt	9.5	10.5
Accounts payable and accrued liabilities	439.3	405.3

Total current liabilities	449.2	416.4

Long-term debt, net of current portion	710.1	631.1
Pension and other long-term liabilities	510.5	507.7
Series A warrants and Series B warrants	0.1	0.5
Redeemable preferred stock of subsidiary	11.5	11.3
Minority interest	35.5	33.7
Stockholders’ equity	678.5	701.3

Total liabilities and stockholders’ equity	$2,395.4	$2,302.0

HAYES LEMMERZ INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED CASH FLOW STATEMENT
(Dollars in millions)
Unaudited

	Three Months	Three Months
	Ended April 30,	Ended April 30,
	2005	2004
Cash provided by (used for) operating activities	$(37.5)	$85.0

Cash flows from investing activities:
Purchase of property, plant, equipment, and tooling	(36.5)	(33.4)
Proceeds from sale of assets	—	0.4

Cash used for investing activities	(36.5)	(33.0)

Cash flows from financing activities:
Changes in bank borrowings and credit facilities	(0.2)	(0.1)
Net proceeds from issuance of common stock	—	117.0
Redemption of Senior Notes, net of discount and related fees	—	(96.7)
Repayment of Term Loan B, net of related fees	(70.5)	(16.0)
Borrowings from Term Loan C	150.0	—
Repayment of long-term debt	(0.2)	(2.2)
Repayment of notes payable issued in connection with purchases of businesses	—	(7.1)

Cash provided by (used for) financing activities	79.1	(5.1)

Effect of exchange rate changes on cash and cash equivalents	1.9	(1.7)

Increase in cash and cash equivalents	7.0	45.2
Adjustment for the elimination of the one month lag	—	1.4
Cash and cash equivalents at beginning of period	35.2	48.5

Cash and cash equivalents at end of period	$42.2	$95.1